UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 30, 2012

Natural Resource Partners L.P.

(Exact name of registrant as specified in its charter)

DELAWARE	001-31465	35-2164875
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Jefferson, Suite 3600

Houston, Texas 77002

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (713) 751-7507

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a) As previously disclosed in Footnote 17 in the Notes to Consolidated Financial Statements included in our Form 10-K for the period ended December 31, 2011, we restated our second and third quarter results to reflect certain accounting corrections that were discovered during the preparation of the year-end financial statements. We and our Audit Committee discussed these corrections with our independent accountants, and filed our Form 10-K for the year ended December 31, 2011 with an unqualified opinion as to our financial statements as of and for the year ended December 31, 2011. The corrections are described briefly below.

We determined that $4.0 million, or approximately $0.04 per unit, of deferred revenue related to minimum royalties for which the recoupment period had expired, should have been recorded as revenue in a prior period. Of the $4.0 million, $2.5 million, or $0.02 per unit, related to a prior year and was not material to the current or prior year and therefore was recorded as revenue in the fourth quarter. Of the remaining $1.5 million, $0.7 million and $0.8 million should have been recorded during the second and third quarters of 2011, respectively.

We also determined that an exchange of coal reserves with Williamson Energy, a Cline Group affiliate, occurred during the second quarter but did not get recognized in the accounting records at that time. This exchange resulted in increased revenues and depletion expense in the second quarter, amounting to an increase in net income of $3.2 million, or $0.03 per unit. The exchange also resulted in decreased revenues and increased depletion expense in the third quarter, amounting to a decrease in net income of $2.1 million, or $0.02 per unit.

As a result of the items noted above, we adjusted prior quarter amounts in Footnote 17 in the Notes to Consolidated Financial Statements included in our Form 10-K for 2011 by: increasing revenue by $5.1 million in the second quarter and decreasing revenue by $0.6 million in the third quarter; increasing depletion expense by $1.3 million and $0.7 million in the second and third quarters, respectively; and increasing income (loss) from operations and net income in the second quarter by $3.9 million and decreasing income(loss) from operations and net income in the third quarter by $1.3 million. These adjustments were all non-cash items and accordingly did not affect the statement of cash flows.

The Consolidated Financial Statements and the Notes to the Consolidated Financial Statements included in our Form 10-K address these corrections and properly present the financial information for each of the second and third quarters, as well as for the year ended December 31, 2011. In March 2012, subsequent to the filing of the Form 10-K, we determined that investors should no longer rely on the financial statements included in our Form 10-Qs for the second and third quarters of 2011, and instead should rely on the financial information in Footnote 17 in the Notes to Financial Statements included in our Form 10-K for the year ended December 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Natural Resource Partners L.P.

By:	NRP (GP) LP,
its general partner

By:	GP Natural Resource Partners LLC,
its general partner

By:	/s/ Wyatt Hogan
Name: Wyatt Hogan
Title: Vice President and General Counsel

March 30, 2012